UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: August 9, 2006
(Date of Earliest Event Reported)
AMERICAN COMMERCIAL LINES INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51562	73-3177794
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

1701 East Market Street, Jeffersonville, Indiana 47130
(Address of principal executive offices) (Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 9, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of American Commercial Lines Inc. (the “Company”) approved an amendment to the employment agreement between the Company and Jerry R. Linzey (the “Amendment”) to modify certain provisions in the agreement in connection with Mr. Linzey’s recent appointment as the Company’s Chief Operating Officer. Under the terms of the Amendment, Mr. Linzey will receive a base salary at the annual rate of $325,000 effective as of August 1, 2006 through the remainder of the term of the employment agreement, subject to annual increases at the discretion of the Committee. Additionally, pursuant to the Amendment, Mr. Linzey’s cash bonus shall be calculated as follows: (i) for the period of January 1, 2006 through July 31, 2006, a target of 65% of Mr. Linzey’s salary during such period shall be used to determine his bonus and (ii) for the period of August 1, 2006 through the remainder of the term of the employment agreement, a target of 70% of Mr. Linzey’s salary for such period shall be used to determine his bonus. The foregoing summary is qualified in its entirety by reference to the text of the Amendment, a copy of which is attached hereto as Exhibit 10.1.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
As a result of the change of W. N. Whitlock’s position from Senior Vice President, Chief Operating Officer to Executive Vice President of Governmental Affairs of the Company, Mr. Whitlock’s long-term incentive opportunity was increased from 100% to 125% of his base salary for the fiscal year ending December 31, 2006, effective as of August 1, 2006, such that a rate of 100% shall be effective for the period January 1, 2006 through July 31, 2006 and a rate of 125% shall be effective for the period August 1, 2006 through December 31, 2006 and thereafter.
The information under Item 1.01 is hereby incorporated by reference into this Item 5.02.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit
Number	Description
10.1	Amendment to Employment Agreement by and between American Commercial Lines Inc. and Jerry R. Linzey, effective as of August 1, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMERCIAL LINES INC. (REGISTRANT)
By:	/s/ Larry M. Cuculic
Larry M. Cuculic
Vice President, Legal

Dated: August 11, 2006

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amendment to Employment Agreement by and between American Commercial Lines Inc. and Jerry R. Linzey, effective as of August 1, 2006.